UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

Minerva Neurosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36517	26-0784194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road Suite 284 Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 600-7373

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Dr. Rogerio Vivaldi

On November 20, 2014, Minerva Neurosciences, Inc. (the “Company”) and Dr. Rogerio Vivaldi, MD, MBA, mutually agreed that he would leave the company and resign from his positions as the Chief Executive Officer of the Company and from the Board of Directors (the “Board”) of the Company and from his officer and director positions with the Company’s wholly-owned subsidiary, Mind-NRG SA, effective as of November 20, 2014, but will otherwise remain employed with the Company through November 30, 2014 (the “Separation Date”). Dr. Vivaldi’s departure from the Company did not result from any disagreement with the Company with respect to its operations, policies or practices.

In connection with his departure from the Company, the Company and Dr. Vivaldi intend to enter into a separation and release agreement (the “Separation Agreement”), pursuant to which the Company would agree to pay Dr. Vivaldi $425,000 less standard deductions and withholdings, representing twelve months of his base salary, payable in installments over 12 months on the Company’s ordinary payroll dates beginning on the first regular payday in 2015, and $194,792 less standard deductions and withholdings, representing the pro-rata portion of his 2014 annual bonus, payable in a lump sum on the first regular payday in 2015. The Separation Agreement will also provide for accelerated vesting of stock options held by Dr. Vivaldi such that the number of unvested shares subject to stock options held by Dr. Vivaldi that would have vested during the twelve month period following the Separation Date will vest and become exercisable as of the Separation Date. Under the Separation Agreement, the post-termination exercise period of vested stock options held by Dr. Vivaldi will be extended to twelve months following the date of his last day of employment with the Company on November 30, 2014, and Dr. Vivaldi will be eligible to receive continuation of health insurance benefits for twelve months. Under the Separation Agreement, Dr. Vivaldi will release the Company, its stockholders, affiliates, officers, directors, employees, agents and others from any claims arising prior to the date that Dr. Vivaldi signs the Separation Agreement.

Appointment and Election of Dr. Remy Luthringer

Effective immediately following Dr. Vivaldi’s resignation on November 20, 2014, Dr. Remy Luthringer, Ph.D., was appointed by the Board to succeed Dr. Vivaldi as Chief Executive Officer of the Company. Additionally, on November 20, 2014, the Board elected Dr. Luthringer to serve as a director of the Company, filling the vacancy created by Dr. Vivaldi’s resignation. Dr. Luthringer, age 54, has served as the Company’s President and Chief Scientific Officer since November 5, 2014. In connection with Dr. Luthringer’s previous appointment as President and Chief Scientific Officer of the Company, as approved by the Board on November 5, 2014 and as previously disclosed, Dr. Luthringer’s base salary was increased to $376,000, and Dr. Luthringer is eligible for an annual bonus of up to 50% of his base salary based upon the achievement of performance targets. The other terms of Dr. Luthringer’s employment remain unchanged and are as set forth in his Employment Agreement, dated as of April 8, 2014, previously filed as Exhibit 10.22 to the Company’s registration statement on Form S-1, which is incorporated herein by reference.

Biographical information concerning Dr. Luthringer is contained in the Company’s prospectus filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, on July 1, 2014 (the “Prospectus”).

Except as set forth in the Prospectus, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Dr. Luthringer had, or will have, a direct or indirect material interest. There is no arrangement or understanding between Dr. Luthringer and any other person pursuant to which he was appointed to the Board and as Chief Executive Officer, nor are there any family relationships between Dr. Luthringer and any director or executive officer of the Company.

On November 25, 2014, the Company issued a press release relating to the resignations and appointments described above, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.2	Employment Agreement between Remy Luthringer and Mind-NRG SA, the Company’s subsidiary, dated as of April 8, 2014 (filed as Exhibit 10.22 to Minerva Neurosciences, Inc.’s Registration Statement on Form S-1, filed with the Commission on April 9, 2014, SEC File No. 333-195169, and incorporated herein by reference).

99.1	Press Release issued by Minerva Neurosciences, Inc., dated November 25, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Mark Levine
Name:	Mark Levine
Title:	Vice President, General Counsel and Secretary

Date: November 25, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

10.2	Employment Agreement between Remy Luthringer and Mind-NRG SA, the Company’s subsidiary, dated as of April 8, 2014 (filed as Exhibit 10.22 to Minerva Neurosciences, Inc.’s Registration Statement on Form S-1, filed with the Commission on April 9, 2014, SEC File No. 333-195169, and incorporated herein by reference).

99.1	Press Release issued by Minerva Neurosciences, Inc., dated November 25, 2014.